Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Ryan Gwillim
Vice President - Investor Relations
Phone:	847-735-4926

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter and Full-Year Results

Strong Top-Line Growth Continues

Full-Year - GAAP Diluted EPS of $2.98 and As Adjusted Diluted EPS of $4.77

Fourth Quarter - GAAP Diluted EPS of $0.47 and As Adjusted Diluted EPS of $0.98

2019 Guidance: High-Teens Percent Increase in Marine Business Operating Earnings
METTAWA, Ill., January 31, 2019 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter and full-year of 2018:
2018 Full-Year Highlights:

	FY 2018
$ millions (except per share data)	GAAP	Increase/(Decrease)	As Adjusted	Increase/(Decrease)
Marine Segments Net Sales	$4,120.9	8.4%	$4,071.5	11.5%
Marine Segments Operating Earnings	$441.9	6.1%	$589.4	18.6%
Marine Segments Operating Margin	10.7%	(30) bps	14.5%	90 bps
Marine Segments Operating Leverage	8%		22%
Consolidated Net Sales	$5,159.2	6.7%	$5,109.8	9.1%
Consolidated Operating Margin	7.1%	(110) bps	11.2%	(0) bps
Diluted EPS	$2.98	84%	$4.77	19%

bps = basis points

Fourth Quarter 2018 Highlights:

	Q4 2018
$ millions (except per share data)	GAAP	Increase/(Decrease)	As Adjusted	Increase/(Decrease)
Marine Segments Net Sales	$961.2	9.6%	$955.8	13.9%
Marine Segments Operating Earnings	$91.8	NM	$124.0	47.4%
Marine Segments Operating Margin	9.6%	540 bps	13.0%	300 bps
Marine Segments Operating Leverage	66%		34%
Consolidated Net Sales	$1,248.9	5.7%	$1,243.5	8.7%
Consolidated Operating Margin	5.1%	330 bps	10.0%	130 bps
Diluted EPS	$0.47	NM	$0.98	32%

bps = basis points NM = not meaningful
"Our combined marine portfolio had a fantastic 2018, which led to the company's ninth consecutive year of adjusted EPS growth," said Brunswick Chief Executive Officer David Foulkes. "The financial results demonstrate the outstanding execution of our marine strategy, where our focus on product and technology leadership, along with capacity investments and operational excellence, generated strong improvements. We leveraged our successful performance in a steady marine market into significant top-line growth, margin expansion, and record earnings," Foulkes continued.

"In the fourth quarter, Mercury's propulsion business continued to excel behind powerful demand for new outboard products, which generated 20 percent revenue growth in the quarter. The parts and accessories business, which was augmented by the first full quarter of results from the Power Products acquisition, also delivered impressive top-line and earnings growth. In addition, the boat business achieved solid earnings improvements, led by healthy growth in Boston Whaler, Harris pontoons, and Sea Ray Sport Boats and Cruisers. Finally, our Fitness business continues to work through the separation process, and reported top-line and gross margin outcomes relatively consistent with our expectations for the quarter," Foulkes continued.

"As I step into my new role as CEO, I am looking forward to executing against our strategic objectives and leading the company and our over 15,000 dedicated employees to even greater success in 2019 and beyond," Foulkes concluded.

Presentation of Sea Ray Sport Yacht and Yacht Results

As a result of the June 25, 2018 announcement regarding Sea Ray, the results of the entire Sea Ray business are again being reported in continuing operations for GAAP purposes. However, as adjusted, non-GAAP results exclude the Sea Ray Sport Yacht and Yacht operations that are being wound down. Therefore, for all periods presented in this release, all figures and outlook statements incorporate these changes unless otherwise noted. For more information, please see the Form 8-K dated July 19, 2018, which includes metrics on a GAAP and as adjusted basis reflecting these changes.

2018 Full-Year Results

For the year ended Dec. 31, 2018, Brunswick reported net sales of $5,159.2 million, up from $4,835.9 million a year earlier, with $49.4 million and $151.6 million of sales related to Sport Yacht and Yacht operations in 2018 and 2017, respectively. Diluted EPS in 2018 was $2.98 on a GAAP basis versus $4.77 on an as adjusted basis. Comparative full-year earnings results, including reconciliations of GAAP to as adjusted amounts, are shown below:

	Year Ended
	Operating Earnings		Diluted Earnings (Loss) Per Share
$ millions (except per share data)	2018	2017	2018	2017
GAAP	$367.0	$398.3	$2.98	$1.62
Restructuring, exit, integration and impairment charges	80.9	81.3	0.71	0.62
Sport Yacht & Yacht operations	58.4	31.9	0.51	0.22
Purchase accounting amortization	21.2	—	0.18	—
Separation costs	19.3	—	0.19	—
Acquisition-related costs	13.8	—	0.17	—
Other non-recurring charges - Fitness	11.8	13.5	0.10	0.10
Pension settlement charge	—	—	—	0.69
Special Tax Items	—	—	(0.05)	0.76
Gain on sale of equity investment	—	—	(0.02)	—
As Adjusted	$572.4	$525.0	$4.77	$4.01
Percent Increase	9%		19%

GAAP Operating Margin	7.1%	8.2%	(110) bps
Adjusted Operating Margin	11.2%	11.2%	(0) bps

bps = basis points

2018 Fourth Quarter Results

For the fourth quarter of 2018, Brunswick reported net sales of $1,248.9 million, up from $1,182.1 million a year earlier, with $5.4 million and $38.3 million of sales related to Sport Yacht and Yacht operations in the fourth quarter of 2018 and 2017, respectively. Diluted EPS for the quarter was $0.47 on a GAAP basis versus $0.98 on an as adjusted basis. Comparative fourth quarter earnings results, including reconciliations of GAAP to as adjusted amounts, are shown below:

	Quarter Ended
	Operating Earnings		Diluted Earnings (Loss) Per Share
$ millions (except per share data)	Q4 2018	Q4 2017	Q4 2018	Q4 2017
GAAP	$63.9	$21.6	$0.47	$(1.32)
Restructuring, exit, integration and impairment charges	24.6	53.6	0.21	0.38
Purchase accounting amortization	11.8	—	0.10	—
Sport Yacht & Yacht operations	11.0	10.7	0.08	0.08
Other non-recurring charges - Fitness	6.4	13.5	0.06	0.10
Separation costs	6.4	—	0.06	—
Acquisition-related costs	0.8	—	0.01	—
Gain on sale of equity investment	—	—	(0.02)	—
Pension settlement charge	—	—	—	0.70
Special Tax Items	—	—	0.01	0.80
As Adjusted	$124.9	$99.4	$0.98	$0.74
Percent Increase	26%		32%

GAAP Operating Margin	5.1%	1.8%	330 bps
Adjusted Operating Margin	10.0%	8.7%	130 bps

bps = basis points

Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $304.2 million at the end of 2018, down $154.8 million from year-end 2017 levels. The reduction includes net cash provided by operating activities during the year of $337.0 million, which decreased by $64.6 million versus the prior year, primarily due to planned increases in pension contributions, partially offset by lower tax payments. Free cash flow was $208.8 million in 2018.

In addition, investing and financing activities resulted in a net cash usage of $486.8 million during 2018, which lowered cash and marketable securities balances. Investing and financing activities during the year-to-date period included a $909.6 million expenditure for the Power Products acquisition, $793.5 million of net proceeds for issuances of debt related to the acquisition, $193.4 million of capital expenditures, $75.0 million of common stock repurchases, and $67.8 million of dividend payments.

Marine Engine Segment

The Marine Engine segment, which manufactures and distributes marine propulsion systems and related parts and accessories, reported net sales of $669.5 million in the fourth quarter of 2018, up 18.6 percent from $564.6 million in the fourth quarter of 2017. The Power Products acquisition contributed approximately 9 percent to the growth rate in the quarter. International sales, which represented 31 percent of total segment sales in the quarter, were up 18 percent compared to the prior year period. For the quarter, the Marine Engine segment reported operating earnings of $81.5 million, which included $11.8 million of purchase accounting amortization and $0.8 million of transaction costs, each related to the Power Products acquisition. This compares with $59.2 million of operating earnings in the fourth quarter of 2017.

Significant growth in both the outboard engine and parts and accessories businesses, including the results of the recent Power Products acquisition, drove sales increases in the quarter. Operating earnings growth was positively affected by these sales increases, as well as favorable impacts from changes in sales mix and new products.

Boat Segment

The Boat segment, which manufactures and distributes recreational boats, reported net sales of $377.3 million for the fourth quarter of 2018, a decrease from $386.5 million in the fourth quarter of 2017. Net sales included $5.4 million and $38.3 million of Sport Yacht and Yacht sales in the fourth quarter of 2018 and 2017, respectively. International sales, which represented 20 percent of total segment sales in the quarter, decreased by 24 percent compared to the prior year, primarily due to lower sales into

Canada due to the impact of retaliatory tariffs on wholesale shipments. For the fourth quarter of 2018, the Boat segment reported operating earnings of $10.3 million, which included $8.6 million of restructuring, exit, integration, and impairment charges, as well as additional losses in excess of restructuring charges of $11.0 million related to the Sport Yacht and Yacht operations. This compares to operating losses of $22.7 million in the fourth quarter of 2017 which included $36.9 million of restructuring, exit, integration, and impairment charges and $10.7 million of operating losses, each related to Sport Yachts and Yachts.

The Boat segment's quarterly operating earnings showed meaningful improvement reflecting benefits from higher net sales, with growth at Boston Whaler, Harris pontoons, and Sea Ray Sport Boats and Cruisers. The segment's revenue and earnings comparisons were influenced by the results of Sport Yacht and Yacht operations noted above.

Fitness Segment

The Fitness segment, which manufactures and distributes cardiovascular and strength fitness equipment and active recreation products, reported net sales in the fourth quarter of 2018 of $287.7 million, a decrease from $304.8 million in the fourth quarter of 2017. International sales, which represented 49 percent of total segment sales in the quarter, increased 1 percent when compared to the fourth quarter of 2017. For the quarter, the Fitness segment reported operating losses of $2.7 million, which included restructuring, exit, integration, and impairment charges of $15.2 million, substantially all of which relates to a further impairment of the Cybex trade name, $6.4 million of charges related to other non-recurring items, and $2.2 million of separation costs. This compares with operating earnings of $7.9 million in the fourth quarter of 2017, which included $16.7 million of restructuring, exit, integration, and impairment charges, and a $13.5 million charge related to other non-recurring items.

The Fitness segment's revenue comparisons reflected lower sales to value-oriented health clubs as anticipated. The decline in operating earnings resulted from the non-recurring items discussed above, along with other operating factors including an unfavorable impact from changes in sales mix, additional inventory cost adjustments primarily related to product transitions, increased freight costs, and other cost inflation and inefficiencies.

2019 Outlook

"We are diligently executing against our marine strategy, and expect the operational, strategic, and growth advancements achieved by our marine business to lead us to greater success in 2019," said Foulkes. "With the pending separation of the Fitness segment, we are providing additional outlook comments and guidance for the company exclusive of the Fitness business. This presentation provides increased visibility into the expectations for the performance of the marine operations and will minimize adjustments to our outlook at separation.

"In our combined marine business, we expect top-line performance to benefit from a steady global marine market, along with ongoing benefits from customer migration to higher horsepower engines and boats with increased technology and content. In addition, we anticipate market share gains due in part to the continued strong demand and acceptance of new outboard products. The parts and accessories business will also continue to bolster its healthy aftermarket business, while investing in expanding product categories, such as controls, rigging and electrical systems, to increase sales to boat manufacturers. As a result, absent significant changes in the global macro-economic climate, our plan reflects overall revenue growth rates in 2019 in the range of 9 to 11 percent, including an approximate 4 percent benefit from completed acquisitions.

"For the full-year, we anticipate strong improvement in both gross and operating margins in our combined marine business, given ongoing benefits from new products and acquisitions, volume leverage, and cost reduction activities. Operating expenses are estimated to decline slightly versus 2018 on a percentage of sales basis. Operating earnings for the marine business are expected to grow by a high-teens percent for the year.

"For 2019, we expect Fitness net sales to decline mid-single digit percent from 2018 levels, reflecting lower sales to value-oriented health clubs and stable market demand. While we anticipate gross margin levels to remain consistent with 2018 levels, the plan reflects operating margin declines due to planned investments in new products and modernizing information technology platforms, offset by certain cost reduction initiatives, which are intended to position the Fitness business to succeed as an independent entity.

"Given the factors discussed above, our guidance for 2019 as adjusted diluted EPS, excluding the Fitness business, is in the range of $4.50 to $4.70, which compares to a 2018 result of $4.13 on a similar, marine-only basis. Inclusive of the estimated full-year results of the Fitness business, our guidance for 2019 as adjusted diluted EPS is in the range of $4.80 to $5.05," Foulkes concluded.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures exclude the impact of purchase accounting amortization related to the Power Products acquisition.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring, exit, integration, and impairment costs, special tax items, costs related to the planned Fitness business separation, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will host a conference call today at 10 a.m. CDT, hosted by David M. Foulkes chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Ryan M. Gwillim, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 866-353-8985 (passcode: Brunswick Q4). Callers outside of North America should call 409-217-8085 (passcode: Brunswick Q4) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EST Thursday, February 7, 2019, by calling 855-859-2056 or international dial 404-537-3406 (passcode: 6545909). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “anticipate,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending; our ability to implement our strategic plan and growth initiatives; the risk that strategic acquisitions or divestitures may not provide business benefits; the possibility that the proposed Fitness business separation will not be consummated within the anticipated time period or at all; our ability to integrate acquisitions, including the Global Marine & Mobile Business of Power Products; the potential for disruption to our business in connection with the Fitness business separation or Global Marine & Mobile Business of Power Products acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with these transactions; the possibility that the expected synergies and value creation from these transactions will not be realized or will not be realized within the expected time period; changes to U.S. trade policy and tariffs; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties, including as a result of new tariffs on raw materials; negative currency trends; fiscal policy concerns; adequate financing access for dealers and customers and our ability to access capital and credit markets; maintaining effective distribution; loss of key customers or changes in relationships; inventory reductions by dealers, retailers, or independent boat builders; requirements for us to repurchase inventory; attracting and retaining skilled labor and implementing succession plans for key leadership; our ability to meet supply objectives; higher energy and fuel costs; our ability to protect our brands and intellectual property; absorbing fixed costs in production; managing expansion or consolidation of manufacturing facilities; outages or breaches of technology systems, which could result in lost or stolen information and associated remediation costs; our ability to meet pension funding obligations; managing our share repurchases; competitive pricing pressures; our ability to develop new and innovative products and services at a competitive price, in legal compliance with existing rules; maintaining product quality and service standards; product liability, warranty, and other claims risks; legal and regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; having to record an impairment to the value of goodwill and other assets; certain divisive shareholder activist actions; international business risks; and weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2017 and Quarterly Reports on Form 10-Q for subsequent periods. Forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Ancor, Attwood, BEP, Blue Sea Systems, Czone, Del City, Garelick, Lenco Marine, Marinco, Mastervolt, Mercury, NAUTIC-ON, Park Power, Progressive Industries, ProMariner, Quicksilver and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Lankhorst Taselaar, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture.
For more information, visit https://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2018	December 31, 2017	% Change
Net sales	$1,248.9	$1,182.1	6%
Cost of sales	932.5	905.5	3%
Selling, general and administrative expense	192.4	163.6	18%
Research and development expense	35.5	37.8	-6%
Restructuring, exit, integration and impairment charges	24.6	53.6	-54%
Operating earnings	63.9	21.6	NM
Equity earnings	3.7	0.9	NM
Pension settlement charge	—	(96.6)	-100%
Other expense, net	(1.0)	(1.4)	-29%
Earnings (loss) before interest and income taxes	66.6	(75.5)	NM
Interest expense	(18.0)	(6.5)	NM
Interest income	0.6	0.8	-25%
Earnings (loss) before income taxes	49.2	(81.2)	NM
Income tax provision	8.0	35.7	-78%
Net earnings (loss) from continuing operations	41.2	(116.9)	NM

Net earnings from discontinued operations, net of tax	2.2	—	NM

Net earnings (loss)	$43.4	$(116.9)	NM

Earnings per common share:
Basic
Earnings (loss) from continuing operations	$0.47	$(1.32)	NM
Earnings from discontinued operations	0.03	—
Net earnings (loss)	$0.50	$(1.32)	NM

Diluted
Earnings (loss) from continuing operations	$0.47	$(1.32)	NM
Earnings from discontinued operations	0.02	—
Net earnings (loss)	$0.49	$(1.32)	NM

Weighted average shares used for computation of:
Basic earnings per common share	87.4	88.4
Diluted earnings per common share	88.0	88.4

Effective tax rate	16.3%	(44.0)%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2018	December 31, 2017	% Change
Reconciliations
Continuing Operations:
Net sales	$1,248.9	$1,182.1	6%
Sport Yacht & Yacht operations (1)	(5.4)	(38.3)
Adjusted net sales	$1,243.5	$1,143.8	9%

Gross margin	$316.4	$276.6	14%
Sport Yacht & Yacht operations (1)	4.6	5.9
Purchase accounting amortization (2)	4.6	—
Other non-recurring charges - Fitness (4)	3.8	8.4
Adjusted gross margin	$329.4	$290.9	13%

Operating earnings	$63.9	$21.6	NM
Restructuring, exit, integration and impairment charges	24.6	53.6
Purchase accounting amortization (2)	11.8	—
Sport Yacht & Yacht operations (1)	11.0	10.7
Separation costs (3)	6.4	—
Other non-recurring charges - Fitness (4)	6.4	13.5
Acquisition-related costs (2)	0.8	—
Adjusted operating earnings	$124.9	$99.4	26%

Earnings before income taxes	$49.2	$(81.2)	NM
Restructuring, exit, integration and impairment charges	24.6	53.6
Purchase accounting amortization (2)	11.8	—
Sport Yacht & Yacht operations (1)	11.0	10.7
Separation costs (3)	6.4	—
Other non-recurring charges - Fitness (4)	6.4	13.5
Acquisition-related costs (2)	0.8	—
Gain on sale of equity investment (5)	(2.3)	—
Pension settlement charge	—	96.6
Adjusted pretax earnings	$107.9	$93.2	16%

Earnings per common share	$0.47	$(1.32)	NM
Restructuring, exit, integration and impairment charges	0.21	0.38
Purchase accounting amortization (2)	0.10	—
Sport Yacht & Yacht operations (1)	0.08	0.08
Separation costs (3)	0.06	—
Other non-recurring charges - Fitness (4)	0.06	0.10
Acquisition-related costs (2)	0.01	—
Special tax items	0.01	0.80
Gain on sale of equity investment (5)	(0.02)	—
Pension settlement charge	—	0.70
Adjusted diluted earnings per common share	$0.98	$0.74	32%

NM = not meaningful
(1) In the second quarter of 2018, the Company announced its intention to wind down Sport Yacht & Yacht operations. Sport Yacht & Yacht operations had operating losses of $11.0 million in the fourth quarter of 2018, consisting of $5.4 million of Net sales, $10.0 million of Cost of sales (COS) and $6.4 million of Selling, general and administrative expense (SG&A). In the fourth quarter of 2017, Sport Yacht & Yacht operations had operating losses of $10.7 million, consisting of $38.3 million of Net sales, $44.2 million of COS and $4.8 million of SG&A.

(2) In the third quarter of 2018, the Company acquired Power Products – Global Marine & Mobile, resulting in acquisition-related costs from transaction costs of $0.8 million within SG&A and $11.8 million of purchase accounting amortization in the fourth quarter of 2018. The purchase accounting amortization reflected $7.2 million within SG&A and $4.6 million within COS. All charges were recorded within the Marine Engine segment.

(3) In the fourth quarter of 2018, the Company recorded $6.4 million of charges within SG&A related to the planned Fitness business separation. The charges consisted of $4.2 million within Corporate/Other and $2.2 million within the Fitness segment.

(4) In the fourth quarter of 2018, the Company's Fitness segment recorded $6.4 million of non-recurring charges. The charges consisted of $3.1 million within COS related to the settlement of supplier obligations, $2.8 million within SG&A related to penalties associated with submission of import duty filings in a foreign jurisdiction, $0.7 million within COS for a product field campaign and ($0.2) million within SG&A related to a contract dispute. In the fourth quarter of 2017, the Fitness segment recorded $13.5 million of non-recurring charges related to product field campaigns, comprised of $8.4 million within COS and $5.1 million within SG&A.

(5) In the fourth quarter of 2018, the Company sold its non-controlling interest in a marine joint venture and recorded a gain of $2.3 million within Equity earnings.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Year Ended
	December 31, 2018	December 31, 2017	% Change
Net sales	$5,159.2	$4,835.9	7%
Cost of sales	3,838.2	3,573.8	7%
Selling, general and administrative expense	724.3	636.1	14%
Research and development expense	148.8	146.4	2%
Restructuring, exit, integration and impairment charges	80.9	81.3	0%
Operating earnings	367.0	398.3	-8%
Equity earnings	7.7	6.1	26%
Pension settlement charge	—	(96.6)
Other expense, net	(4.3)	(2.8)	54%
Earnings before interest and income taxes	370.4	305.0	21%
Interest expense	(46.0)	(26.4)	74%
Interest income	2.9	2.6	12%
Transaction financing charges	(5.1)	—
Earnings before income taxes	322.2	281.2	15%
Income tax provision	59.1	134.8	-56%
Net earnings from continuing operations	263.1	146.4	80%

Net earnings from discontinued operations, net of tax	2.2	—	NM

Net earnings	$265.3	$146.4	81%

Earnings per common share:
Basic
Earnings from continuing operations	$3.00	$1.64	83%
Earnings from discontinued operations	0.03	—
Net earnings	$3.03	$1.64	85%

Diluted
Earnings from continuing operations	$2.98	$1.62	84%
Earnings from discontinued operations	0.03	—
Net earnings	$3.01	$1.62	86%

Weighted average shares used for computation of:
Basic earnings per common share	87.6	89.4
Diluted earnings per common share	88.2	90.1

Effective tax rate	18.3%	47.9%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations - Reconciliations to Adjusted Metrics (in millions, except per share data) (unaudited)

	Year Ended
	December 31, 2018	December 31, 2017	% Change
Reconciliations
Net sales	$5,159.2	$4,835.9	7%
Sport Yacht & Yacht operations (1)	(49.4)	(151.6)
Adjusted net sales	$5,109.8	$4,684.3	9%

Gross margin	$1,321.0	$1,262.1	5%
Sport Yacht & Yacht operations (1)	39.7	12.4
Purchase accounting amortization (2)	9.2	—
Other non-recurring charges - Fitness (3)	5.4	8.4
Adjusted gross margin	$1,375.3	$1,282.9	7%

Operating earnings	$367.0	$398.3	-8%
Restructuring, exit, integration and impairment charges	80.9	81.3
Sport Yacht & Yacht operations (1)	58.4	31.9
Purchase accounting amortization (2)	21.2	—
Separation costs (4)	19.3	—
Acquisition-related costs (2)	13.8	—
Other non-recurring charges - Fitness (3)	11.8	13.5
Adjusted operating earnings	$572.4	$525.0	9%

Earnings before income taxes	$322.2	$281.2	15%
Restructuring, exit, integration and impairment charges	80.9	81.3
Sport Yacht & Yacht operations (1)	58.4	31.9
Purchase accounting amortization (2)	21.2	—
Separation costs (4)	19.3	—
Acquisition-related costs (2)	18.9	—
Other non-recurring charges - Fitness (3)	11.8	13.5
Gain on sale of equity investment (5)	(2.3)	—
Pension settlement charges	—	96.6
Adjusted pretax earnings	$530.4	$504.5	5%

Earnings per common share	$2.98	$1.62	84%
Restructuring, exit, integration and impairment charges	0.71	0.62
Sport Yacht & Yacht operations (1)	0.51	0.22
Separation costs (4)	0.19	—
Purchase accounting amortization (2)	0.18	—
Acquisition-related costs (2)	0.17	—
Other non-recurring charges - Fitness (3)	0.10	0.10
Special tax items	(0.05)	0.76
Gain on sale of equity investment (5)	(0.02)	—
Pension settlement charge	—	0.69
Adjusted diluted earnings per common share	$4.77	$4.01	19%

(1) In the second quarter of 2018, the Company announced its intention to wind down Sport Yacht & Yacht operations. Sport Yacht & Yacht operations had operating losses of $58.4 million for the year ended 2018, consisting of $49.4 million of Net sales, $89.1 million of Cost of sales (COS) and $18.7 million of Selling, general and administrative expense (SG&A). In the year ended 2017, Sport Yacht & Yacht operations had operating losses of $31.9 million, consisting of $151.6 million of Net sales, $164.0 million of COS and $19.5 million of SG&A.

(2) In the third quarter of 2018, the Company acquired Power Products – Global Marine & Mobile, resulting in acquisition-related costs from transaction costs of $13.8 million within SG&A, $5.1 million of Transaction financing charges and $21.2 million of purchase accounting amortization during the year ended 2018. The purchase accounting amortization reflected $12.0 million within SG&A and $9.2 million within COS. All charges were recorded within the Marine Engine segment.

(3) In 2018, the Company's Fitness segment recorded $11.8 million of non-recurring charges. The charges consisted of $3.6 million within SG&A related to a contract dispute, $3.1 million within COS related to the settlement of supplier obligations, $2.8 million within SG&A related to penalties associated with submission of import duty filings in a foreign jurisdiction, and $2.3 million within COS for a product field campaign. In 2017, the Fitness segment recorded $13.5 million of non-recurring charges related to product field campaigns, comprised of $8.4 million within COS and $5.1 million within SG&A.

(4) During the year ended 2018, the Company recorded $19.3 million of charges within SG&A related to the planned Fitness business separation. The charges consisted of $17.1 million within Corporate/Other and $2.2 million within the Fitness segment.

(5) In the fourth quarter of 2018, the Company sold its non-controlling interest in a marine joint venture and recorded a gain of $2.3 million within Equity earnings.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017
Marine Engine	$669.5	$564.6	19%	$81.5	$59.2	38%	12.2%	10.5%
Boat	377.3	386.5	-2%	10.3	(22.7)	NM	2.7%	-5.9%
Marine eliminations	(85.6)	(73.8)	16%	—	—
Total Marine	961.2	877.3	10%	91.8	36.5	NM	9.6%	4.2%

Fitness	287.7	304.8	-6%	(2.7)	7.9	NM	-0.9%	2.6%
Corporate/Other	—	—		(25.2)	(22.8)	11%
Total	$1,248.9	$1,182.1	6%	$63.9	$21.6	NM	5.1%	1.8%

	Year Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017
Marine Engine	$2,993.6	$2,631.8	14%	$454.4	$411.3	10%	15.2%	15.6%
Boat	1,471.3	1,490.6	-1%	(12.5)	5.3	NM	-0.8%	0.4%
Marine eliminations	(344.0)	(320.2)	7%	—	—
Total Marine	4,120.9	3,802.2	8%	441.9	416.6	6%	10.7%	11.0%

Fitness	1,038.3	1,033.7	0%	22.4	64.1	-65%	2.2%	6.2%
Corporate/Other	—	—		(97.3)	(82.4)	18%
Total	$5,159.2	$4,835.9	7%	$367.0	$398.3	-8%	7.1%	8.2%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - As Adjusted

	Three Months Ended
	Net Sales (1)			Operating Earnings (Loss) (2)			Operating Margin
	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017
Marine Engine	$669.5	$564.6	19%	$94.1	$59.2	59%	14.1%	10.5%
Boat	371.9	348.2	7%	29.9	24.9	20%	8.0%	7.2%
Marine eliminations	(85.6)	(73.8)	16%	—	—
Total Marine	955.8	839.0	14%	124.0	84.1	47%	13.0%	10.0%

Fitness	287.7	304.8	-6%	21.1	38.1	-45%	7.3%	12.5%
Corporate/Other	—	—		(20.2)	(22.8)	-11%
Total	$1,243.5	$1,143.8	9%	$124.9	$99.4	26%	10.0%	8.7%

(1) Net sales for the three months ended December 31, 2018 and December 31, 2017 excludes $5.4 million and $38.3 million, respectively, related to Sport Yacht & Yacht operations.

(2) Operating earnings (loss) for the three months ended December 31, 2018 excludes $61.0 million of charges; the Boat segment excludes $11.0 million of losses from Sport Yacht & Yacht operations and restructuring, exit, integration and impairment charges of $8.6 million; the Marine Engine segment excludes $11.8 million of purchase accounting amortization and $0.8 million of acquisition-related costs; the Fitness segment excludes $15.2 million of restructuring, exit, integration and impairment charges, $6.4 million of non-recurring charges and $2.2 million of separation costs; and Corporate/Other excludes $4.2 million of separation costs and $0.8 million of restructuring, exit, integration and impairment charges.

Operating earnings (loss) for the three months ended December 31, 2017 excludes $77.8 million of charges; the Boat segment excludes $36.9 million of restructuring, exit, integration and impairment charges and $10.7 million of losses from Sport Yacht & Yacht operations; and the Fitness segment excludes $16.7 million of restructuring, exit, integration and impairment charges and $13.5 million of non-recurring charges.

	Year Ended
	Net Sales (3)			Operating Earnings (Loss) (4)			Operating Margin
	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017
Marine Engine	$2,993.6	$2,631.8	14%	$489.4	$411.3	19%	16.3%	15.6%
Boat	1,421.9	1,339.0	6%	100.0	85.7	17%	7.0%	6.4%
Marine eliminations	(344.0)	(320.2)	7%	—	—
Total Marine	4,071.5	3,650.6	12%	589.4	497.0	19%	14.5%	13.6%

Fitness	1,038.3	1,033.7	0%	61.7	108.0	-43%	5.9%	10.4%
Corporate/Other	—	—		(78.7)	(80.0)	-2%
Total	$5,109.8	$4,684.3	9%	$572.4	$525.0	9%	11.2%	11.2%

(3) Net sales for the year ended December 31, 2018 and December 31, 2017 excludes $49.4 million and $151.6 million, respectively, related to Sport Yacht & Yacht operations.

(4) Operating earnings (loss) for the year ended December 31, 2018 excludes $205.4 million of charges; the Boat segment excludes $58.4 million of losses from Sport Yacht & Yacht operations and $54.1 million of restructuring, exit, integration and impairment charges; the Marine Engine segment excludes $21.2 million of purchase accounting amortization and $13.8 million of acquisition-related costs; the Fitness segment excludes $25.3 million of restructuring, exit, integration and impairment charges, $11.8 million of non-recurring charges and $2.2 million of separation costs; and Corporate/Other excludes $17.1 million of separation costs and $1.5 million of restructuring, exit, integration and impairment charges.

Operating earnings (loss) for the year ended December 31, 2017 excludes $126.7 million of charges; the Boat segment excludes $48.5 million of restructuring, exit, integration and impairment charges and $31.9 million of losses from Sport Yacht & Yacht operations; the Fitness segment excludes $30.3 million of restructuring, exit, integration and impairment charges and $13.5 million of non-recurring charges; Corporate/Other excludes $2.4 million of restructuring, exit, integration and impairment charges.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	December 31, 2018
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$461.9	$301.1	$148.0	$911.0
Europe	75.6	25.4	56.2	157.2
Asia-Pacific	67.2	12.7	48.8	128.7
Canada	30.9	32.9	8.6	72.4
Rest-of-World	33.9	5.2	26.1	65.2
Marine eliminations	(85.6)	—	—	(85.6)
Total	$583.9	$377.3	$287.7	$1,248.9

Major Product Lines
Propulsion	$351.7	$—	$—	$351.7
Parts & Accessories	317.8	—	—	317.8
Aluminum Freshwater Boats	—	157.4	—	157.4
Recreational Fiberglass Boats	—	113.4	—	113.4
Saltwater Fishing Boats	—	105.6	—	105.6
Commercial Cardio Fitness Equipment	—	—	158.2	158.2
Commercial Strength Fitness Equipment	—	—	106.2	106.2
Consumer Fitness Equipment	—	—	23.3	23.3
Other	—	0.9	—	0.9
Marine eliminations	(85.6)	—	—	(85.6)
Total	$583.9	$377.3	$287.7	$1,248.9

	Year Ended
	December 31, 2018
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$2,106.6	$1,119.9	$533.9	$3,760.4
Europe	373.7	132.9	201.9	708.5
Asia-Pacific	228.8	35.7	175.0	439.5
Canada	150.5	157.5	30.0	338.0
Rest-of-World	134.0	25.3	97.5	256.8
Marine eliminations	(344.0)	—	—	(344.0)
Total	$2,649.6	$1,471.3	$1,038.3	$5,159.2

Major Product Lines
Propulsion	$1,551.6	$—	$—	$1,551.6
Parts & Accessories	1,442.0	—	—	1,442.0
Aluminum Freshwater Boats	—	619.0	—	619.0
Recreational Fiberglass Boats	—	485.9	—	485.9
Saltwater Fishing Boats	—	362.1	—	362.1
Commercial Cardio Fitness Equipment	—	—	579.4	579.4
Commercial Strength Fitness Equipment	—	—	379.4	379.4
Consumer Fitness Equipment	—	—	79.5	79.5
Other	—	4.3	—	4.3
Marine eliminations	(344.0)	—	—	(344.0)
Total	$2,649.6	$1,471.3	$1,038.3	$5,159.2

(1) Includes net sales related to Sea Ray Sport Yacht & Yacht operations; for the three months ended December 31, 2018, Sport Yacht & Yacht sales were $5.4 million, consisting of $5.1 million in the United States, $0.2 million in Canada, and $0.1 million in Rest-of-World; for the year ended December 31, 2018, Sport Yacht & Yacht sales were $49.4 million, consisting of $46.1 million in the United States, $1.3 million in Asia-Pacific, $1.0 million in Canada and $1.0 million in Rest-of-World.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Disaggregated Revenue
	Three Months Ended
	December 31, 2017
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$388.0	$286.7	$167.1	$841.8
Europe	59.5	28.1	59.4	147.0
Asia Pacific	58.4	15.9	39.4	113.7
Canada	25.8	46.3	10.5	82.6
Rest-of-World	32.9	9.5	28.4	70.8
Marine eliminations	(73.8)	—	—	(73.8)
Total	$490.8	$386.5	$304.8	$1,182.1

Major Product Lines
Propulsion	$307.0	$—	$—	$307.0
Parts & Accessories	257.6	—	—	257.6
Aluminum Freshwater Boats	—	152.6	—	152.6
Recreational Fiberglass Boats	—	138.5	—	138.5
Saltwater Fishing Boats	—	91.5	—	91.5
Commercial Cardio Fitness Equipment	—	—	181.8	181.8
Commercial Strength Fitness Equipment	—	—	98.5	98.5
Consumer Fitness Equipment	—	—	24.5	24.5
Other	—	3.9	—	3.9
Marine eliminations	(73.8)	—	—	(73.8)
Total	$490.8	$386.5	$304.8	$1,182.1

	Year Ended
	December 31, 2017
	Marine Engine	Boat (1)	Fitness	Total
Geographic Markets
United States	$1,844.5	$1,118.1	$555.6	$3,518.2
Europe	303.5	130.0	189.4	622.9
Asia-Pacific	218.5	35.9	156.0	410.4
Canada	135.8	170.7	32.2	338.7
Rest-of-World	129.5	35.9	100.5	265.9
Marine eliminations	(320.2)	—	—	(320.2)
Total	$2,311.6	$1,490.6	$1,033.7	$4,835.9

Major Product Lines
Propulsion	$1,358.6	$—	$—	$1,358.6
Parts & Accessories	1,273.2	—	—	1,273.2
Aluminum Freshwater Boats	—	590.9	—	590.9
Recreational Fiberglass Boats	—	565.2	—	565.2
Saltwater Fishing Boats	—	326.8	—	326.8
Commercial Cardio Fitness Equipment	—	—	608.7	608.7
Commercial Strength Fitness Equipment	—	—	341.8	341.8
Consumer Fitness Equipment	—	—	83.2	83.2
Other	—	7.7	—	7.7
Marine eliminations	(320.2)	—	—	(320.2)
Total	$2,311.6	$1,490.6	$1,033.7	$4,835.9

(1) Includes net sales related to Sea Ray Sport Yacht & Yacht operations; for the three months ended December 31, 2017, Sport Yacht & Yacht sales were $38.3 million, consisting of $31.7 million in the United States, $5.0 million in Canada and $1.6 million Asia-Pacific; for the year ended December 31, 2017, Sport Yacht & Yacht sales were $151.6 million, consisting of $132.3 million in the United States, $15.4 million in Canada and $3.9 million in Asia-Pacific.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$294.4	$448.8
Restricted cash	9.0	9.4
Short-term investments in marketable securities	0.8	0.8
Total cash and short-term investments in marketable securities	304.2	459.0
Accounts and notes receivable, net	550.7	485.3
Inventories
Finished goods	614.2	521.3
Work-in-process	106.1	119.3
Raw materials	223.4	187.1
Net inventories	943.7	827.7
Prepaid expenses and other	81.6	74.7
Current assets	1,880.2	1,846.7

Net property	805.3	706.0

Other assets
Goodwill	767.1	425.3
Other intangibles, net	646.4	149.1
Equity investments	34.6	25.1
Deferred income tax asset	96.1	165.6
Other long-term assets	56.0	40.4
Other assets	1,600.2	805.5

Total assets	$4,285.7	$3,358.2

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$41.3	$5.6
Accounts payable	527.8	420.5
Accrued expenses	687.4	609.0
Current liabilities	1,256.5	1,035.1

Debt	1,179.5	431.8
Other long-term liabilities	267.1	408.4
Shareholders’ equity	1,582.6	1,482.9
Total liabilities and shareholders’ equity	$4,285.7	$3,358.2

Supplemental Information
Debt-to-capitalization rate	43.5%	22.8%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Year Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities
Net earnings	$265.3	$146.4
Less: net earnings from discontinued operations, net of tax	2.2	—
Net earnings from continuing operations	263.1	146.4
Stock compensation expense	19.2	18.3
Depreciation and amortization	149.6	110.8
Pension (funding), net of expense	(156.1)	32.2
Asset impairment charges	59.1	54.7
Deferred income taxes	25.1	104.2
Changes in certain current assets and current liabilities	(57.1)	(44.4)
Long-term extended warranty contracts and other deferred revenue	15.1	17.1
Fitness business separation costs	19.3	—
Cash paid for Fitness business separation costs	(12.7)	—
Income taxes	12.3	(43.1)
Other, net	0.1	5.4
Net cash provided by operating activities of continuing operations	337.0	401.6
Net cash used for operating activities of discontinued operations	—	(1.3)
Net cash provided by operating activities	337.0	400.3

Cash flows from investing activities
Capital expenditures	(193.4)	(203.2)
Sales or maturities of marketable securities	—	35.0
Investments	(10.8)	(3.2)
Acquisition of businesses, net of cash acquired	(909.6)	(15.5)
Proceeds from the sale of property, plant and equipment	6.7	8.5
Other, net	(0.2)	(0.5)
Net cash used for investing activities	(1,107.3)	(178.9)

Cash flows from financing activities
Net proceeds from issuances of short-term debt	298.9	—
Retirement of shot-term debt	(300.0)	—
Net proceeds from issuances of long-term debt	794.6	—
Payments of long-term debt including current maturities	(12.6)	(4.5)
Common stock repurchases	(75.0)	(130.0)
Cash dividends paid	(67.8)	(60.6)
Proceeds from share-based compensation activity	1.4	6.2
Tax withholding associated with shares issued for share-based compensation	(12.5)	(14.8)
Other, net	(6.5)	—
Net cash provided by (used for) financing activities	620.5	(203.7)

Effect of exchange rate changes	(5.0)	6.9
Net increase (decrease) in Cash and cash equivalents and Restricted cash	(154.8)	24.6
Cash and cash equivalents and Restricted cash at beginning of period	458.2	433.6

Cash and cash equivalents and Restricted cash at end of period	303.4	458.2
Less: Restricted cash	9.0	9.4
Cash and cash equivalents at end of period	$294.4	$448.8

Reconciliation
Free cash flow
Net cash provided by operating activities of continuing operations	$337.0	$401.6

Net cash provided by (used for):
Plus: Capital expenditures	(193.4)	(203.2)
Plus: Proceeds from the sale of property, plant and equipment	6.7	8.5
Plus: Effect of exchange rate changes	(5.0)	6.9
Less: Cash paid for Fitness business separation costs, net of tax	(9.8)	—
Less: Cash impact of Sport Yacht & Yacht operations, net of tax	(53.7)	(10.9)
Free cash flow	$208.8	$224.7

Brunswick Corporation - Selected Financial Information, As Adjusted Excluding Fitness (in millions, except per share data) (unaudited)

	Quarter Ended				Year Ended
	March 31, 2018	June 30, 2018	Sep 29, 2018	Dec 31, 2018	Dec 31, 2018
Reconciliations
Net sales	$1,211.4	$1,400.9	$1,298.0	$1,248.9	$5,159.2
Sport Yacht & Yacht operations (1)	(15.1)	(19.9)	(9.0)	(5.4)	(49.4)
Fitness	(244.4)	(252.2)	(253.9)	(287.8)	(1,038.3)
Adjusted net sales, excluding Fitness	$951.9	$1,128.8	$1,035.1	$955.7	$4,071.5

Gross margin	$310.0	$349.7	$344.9	$316.4	$1,321.0
Sport Yacht & Yacht operations (1)	3.6	23.2	8.3	4.6	39.7
Purchase accounting amortization (2)	—	—	4.6	4.6	9.2
Fitness	(66.9)	(68.5)	(66.6)	(72.0)	(274.0)
Adjusted gross margin, excluding Fitness	$246.7	$304.4	$291.2	$253.6	$1,095.9

Operating earnings	$105.1	$106.7	$91.3	$63.9	$367.0
Restructuring, exit, integration and impairment charges	2.6	34.2	9.4	8.6	54.8
Sport Yacht & Yacht operations (1)	8.1	27.4	11.9	11.0	58.4
Purchase accounting amortization (2)	—	—	9.4	11.8	21.2
Acquisition-related costs (2)	—	2.5	10.5	0.8	13.8
Fitness operating (earnings) loss	(10.6)	(13.6)	6.9	5.8	(11.5)
Adjusted operating earnings, excluding Fitness	$105.2	$157.2	$139.4	$101.9	$503.7

Earnings before income taxes	$100.1	$98.0	$74.9	$49.2	$322.2
Restructuring, exit, integration and impairment charges	2.6	34.2	9.4	8.6	54.8
Sport Yacht & Yacht operations (1)	8.1	27.4	11.9	11.0	58.4
Purchase accounting amortization (2)	—	—	9.4	11.8	21.2
Acquisition-related costs (2)	—	2.5	15.6	0.8	18.9
Gain on sale of equity investment (3)	—	—	—	(2.3)	(2.3)
Fitness (earnings) loss before income taxes	(11.0)	(13.5)	7.0	6.0	(11.5)
Adjusted earnings before income taxes, excluding Fitness	$99.8	$148.6	$128.2	$85.1	$461.7

Diluted earnings per common share from continuing operations	$0.82	$0.90	$0.80	$0.47	$2.98
Restructuring, exit, integration and impairment charges	0.02	0.31	0.07	0.07	0.47
Sport Yacht & Yacht operations (1)	0.07	0.24	0.11	0.08	0.51
Purchase accounting amortization (2)	—	—	0.08	0.10	0.19
Acquisition-related costs (2)	—	0.02	0.14	0.01	0.17
Special tax items	0.08	(0.01)	(0.12)	(0.00)	(0.06)
Gain on sale of equity investment (3)	—	—	—	(0.02)	(0.02)
Fitness diluted (earnings) loss per common share	(0.10)	(0.13)	0.06	0.06	(0.11)
Adjusted diluted earnings per common share from continuing operations, excluding Fitness	$0.89	$1.33	$1.14	$0.77	$4.13

(1) In the second quarter of 2018, the Company announced its intention to wind down Sport Yacht & Yacht operations. In order to reflect the results of businesses the Company expects to operate going forward, the results of Sport Yacht & Yacht operations are excluded from adjusted metrics.

(2) In the third quarter of 2018, the Company acquired Power Products – Global Marine & Mobile, resulting in acquisition-related costs, purchase accounting amortization and transaction financing charges. For purposes of comparability, these charges are excluded from adjusted metrics.

(3) In the fourth quarter of 2018, the Company sold its non-controlling interest in a marine joint venture and recorded a gain of $2.3 million within Equity earnings. As the Company had previously impaired the investment balance in this joint venture, the gain represents a partial recovery of a prior impairment and is excluded from adjusted metrics.